Exhibit (a)(1)(C)

 KUSHCO HOLDINGS, INC.
FORM OF NOTICE OF ELIGIBLE OPTIONS EMAIL TO ELIGIBLE PARTICIPANTS.

Subject: Option Exchange Program—Personal and Confidential

The stock option awards listed below that have been granted to you by the Company are Eligible Options for participation in the Option Exchange Program.

Grant ID	Grant Agreement Date	Number of Eligible Option Shares	Exercise Price	Number of Options Re-granted
	/ /		$
	/ /		$
	/ /		$
	/ /		$
	/ /		$